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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Aveta Inc.

     We consent to the use of our report dated April 7, 2006 with respect the consolidated balance sheets of Aveta Inc. and subsidiaries as of December 31, 2005 and December 31, 2004, and the related consolidated statements of operations, stockholders' and members' equity and comprehensive income (loss), and cash flows for the year ended December 31, 2005 and one month ended December 31, 2004 (Successor Periods), included herein.

     We also consent to the use of our report dated November 4, 2005 with respect the statement of operations, stockholders' equity and comprehensive income, and cash flows of MMM Healthcare, Inc. (Predecessor to Aveta Inc.) for the eleven months ended November 30, 2004 and the year ended December 31, 2003 (Predecessor Periods), included herein.

     We also consent to the use of our report dated June 15, 2005 with respect to the combined balance sheets of PrimeCare International, Inc., North American Medical Management California, Inc. and North American Medical Management - Illinois, Inc. (wholly owned subsidiaries of Aveta Health, Inc.) and their subsidiaries as of December 31, 2004 and 2003 and the related combined statements of operations, shareholder's equity, and cash flows for the years ended December 31, 2004 and 2003, five months ended December 31, 2002, and the seven months ended July 30, 2002, included herein.

     We also consent to the reference to our firm under the heading "Experts" in the registration statement and related prospectus.


                                                /s/ KPMG LLP


New York, New York
June 1, 2006